EXHIBIT 99.1

OptimumBank Holdings Announces Quarterly and Nine-Month Results

FORT LAUDERDALE, Fla., Oct. 16, 2008 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), holding company for OptimumBank, reported net income for the nine-month period ended September 30, 2008 of $1,019,274 or $.33 per basic share, as compared to 1,240,478, or $.40 per basic share, for same period last year. Net income of $202,716 or $.06 per basic share, was reported for the third quarter ended September 30, 2008, as compared to net income of $438,501 or $.14 per basic share, for the prior year quarter ended September 30, 2007. Chairman of the Board Albert Finch said, "We are proud to continue to report positive earnings this year especially in light of the dramatic negative circumstances that surround financial institutions and the national economy. Mr. Finch also noted, "The earnings for the third quarter ended September 30, 2008 were lower due to significant expenses associated with the sale of a real estate owned property during the quarter." The amount of real estate owned at the close of the September 30, 2008 quarter amounted to a minimal $95,230.

Company assets increased to $259.6 million at September 30, 2008, as compared to $246.2 million at September 30, 2007. The Company's net loan portfolio declined to $162.8 million at September 30, 2008, as compared to $178.1 million at September 30, 2007. President Richard L. Browdy noted, "Lending demand remains weak in the South Florida marketplace." The Company's securities portfolio increased to $85.5 million at September 30, 2008, as compared to $58.5 million at September 30, 2007. Mr. Browdy said, "The Company's securities portfolio has performed exceptionally well and contains only the highest quality securities and none of the so called "Toxic Securities" described in the media these days." At September 30, 2008, the Company's regulatory capital remained strong with a Tier 1 Leverage Ratio of approximately 11% which is more than double its regulatory capital requirements.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
          Richard L. Browdy, President
            (954) 776-2332
          Albert J. Finch, Chairman of the Board
            (954) 776-2332